Exhibit 10.45

FORM OF EXHIBIT A (“FPP EXHIBIT A”) TO
ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING -
FLEXIBLE PAYMENT PLAN (“FPP ADDENDUM”) DATED ______________, ____

Customer Names: Xybernaut Corporation, Xybernaut Solutions, Inc.

Customers’ Organization Identification Nos. (assigned by State of incorporation/organization):
________________________________________

Effective Date of this FPP Exhibit A: _________________, 2001

SECTION 1. FPP Credit Line Fees, Rates and Repayment Terms:

(a)	FPP Application Processing Fee: $10,000;

(b)	FPP Credit Line: Three Million Dollars ($3,000,000);

(c)	Valuation Percentage:

(i) 70% of the amount of Customers’ Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customers’ most recent Collateral Report;

(ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customers’ Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customers’ most recent Collateral Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (i) of the Valuation Percentage;

(iii) 0% of the Customers’ Existing Finished Goods Inventory which includes the prior MA series (not manufactured by International Business Machines Corporation) and the associated peripherals.

(iv) 100% of the Customers’ Approved Inventory which is aged less than 150 days.

The AWF is hereby amended by deleting the definition of “Approved Inventory” therein in its entirety and substituting, in lieu thereof, the following:

“Approved Inventory” shall mean computer hardware and software products in Customers’ possession which are manufactured or distributed by or bearing the trademarks and trade names of any companies approved, in writing, by IBM Credit to receive financing pursuant to the terms in the AWF, provided, however, IBM Credit has a first priority security interest in such products and such products are in new condition.

(d)	Payment Due Dates will be the 5th, 15th, and 25th of each calendar month;

(e)	Monthly Service Fee: $1,000;

(f)	Financing Period: 60 days from the date of each invoice;

(g)	No-Charge Financing Days: For products subsidized by a manufacturer there will be no charge for a certain period of time from the date of the invoice; or

Basis Points: Unless informed otherwise, for products not subsidized by a manufacturer there will be a one-time charge of 25 basis points for each invoice which is in addition to the Finance Charge Rate beginning on day 1;

(h)	FPP Financing Charge: Prime Rate plus 2.0%;

(i)	FPP Working Capital Option (“WCO”): Outstanding advances authorized up to the amount of eligible collateral. Total Outstanding Indebtedness not to exceed the FPP credit line amount;

(j)	WCO Term: 180 days;

(k)	FPP WCO Financing Charge: Prime Rate plus 2.0%;

(l)	Maximum Payment Reschedule Option (“PRO”) Term: 30 days;

(m)	FPP PRO Financing Charge: Prime Rate plus 2.0%

(n)	Delinquency Fee: Prime Rate plus 6.50%;

(o)	**Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%.

Financing Charges will be based on the Average Daily Balance (“ADB”) and will be billed monthly. WCO Advances will become part of Customers’ Outstanding Indebtedness to IBM Credit.

SECTION 2. Bank and Lockbox Information

Each Customer’s Lockbox and Special Account shall be maintained at the following Banks:

1)     NAME OF BANK: _____________________________________________
         ADDRESS: _________________________________________________
         PHONE NO.: ________________________________________________

         LOCKBOX ADDRESS: __________________________________________

         SPECIAL ACCOUNT NO.: ______________________________________

2)     NAME OF BANK: _____________________________________________
         ADDRESS: __________________________________________________
         PHONE NO.: _________________________________________________

         LOCKBOX ADDRESS: __________________________________________

         SPECIAL ACCOUNT NO.: ______________________________________

SECTION 3. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Exhibit. All amounts shall be determined in accordance with U.S. generally accepted accounting principles (GAAP).

“Consolidated Net Income” shall mean, for any period, the net income (or loss), after taxes, of Customers on a consolidated basis for such period determined in accordance with GAAP.

“Current” shall mean within the ongoing twelve month period.

“Current Assets” shall mean assets that are cash or expected to become cash within the ongoing twelve months.

“Current Liabilities” shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period. All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

“EBITDA” shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customers for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customers’ provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customers for such period.

“Fixed Charges” shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customers on a consolidated basis, of (i) scheduled repayments of principal of all indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures (iv) cash dividends paid, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of Customers during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

“Long Term” shall mean beyond the ongoing twelve month period.

“Long Term Assets” shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

“Long Term Debt” shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

“Net Profit after Tax” shall mean Revenue plus all other income, minus all costs, including applicable taxes.

“Revenue” shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

“Subordinated Debt” shall mean Customers’ indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

“Tangible Net Worth” shall mean:

Total Net Worth minus;

(a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customers’ financial statements;

(b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

(c) preferred stock that is callable or redeemable at the option of the holders.

“Total Assets” shall mean the total of Current Assets and Long Term Assets.

“Total Liabilities” shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

“Total Net Worth” (the amount of owner’s or stockholder’s ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

“Working Capital” shall mean Current Assets minus Current Liabilities.

Customers will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

Covenant
	Covenant	Requirements

(i)	Total Liabilities to Tangible Net Worth	Less than or Equal to 3.0

(ii)	Current Assets to Current Liabilities	Equal to or Greater than 1.2

(iii)	Minimum Cash Balance	Equal to or Greater than $1,000,000

SECTION 4. Insurance Covenant:

Customers agree to maintain standard all-risk insurance coverage on all locations in the amount of at least Three Million Dollars ($3,000,000) and provide IBM Credit with a copy of the insurance policy. IBM Credit Corporation must be named as a lender loss payee.

SECTION 5. Financial Report Preparation Requirements:

Reports due under the terms of the FPP Addendum shall be prepared as follows:

Annual Reports shall be audited by an independent certified public accountant and submitted no later than ninety (90) days after the close of the fiscal year on a consolidated and consolidating (US operation) basis.

Quarterly Reports shall be prepared internally by the Customers and delivered to IBM Credit no later than forty-five (45) days after the close of the quarter on a consolidated and consolidating (US operation) basis.

Customers must submit the following within forty (45) days after the end of Customers’ fiscal quarter:

•	Covenant Compliance Certificate

•	Inventory Location Certificate

Customers must submit the following within ninety (90) days after the end of Customers’ fiscal year, and as requested by IBM Credit from time to time:

•	A forecast income statement, balance sheet and cash flow statement for the next 12 months or through the current fiscal year and the following fiscal year; and

•	business narrative that at a minimum should include an explanation on how Customers plan to accomplish significant changes in revenue, gross profit margin, expenses, operating profit margin and net profit. The Customers’ business strategy, anticipated business climate, and the headcount that will produce the projected financial results should also be included.

SECTION 6. Documentation Requirements:

•	Executed Amended and Restated AWF

•	Executed FPP Addendum

•	Executed Contingent Blocked Account Amendment to a Lockbox Agreement;

•	Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit’s in any Collateral;

•	Executed Waiver of Landlord Lien for all premises in which a landlord has the right of levy for rent;

•	Bank Statement or other evidence acceptable by IBM Credit that demonstrates Xybernaut First & Second round $10.2M equity funding from private placement is in place prior to IBM Credit funding;

•	ILOC Addendum

•	Any and all other documents and/or agreements IBM Credit, in its sole discretion, deems reasonably necessary.

•	Listing of all creditors providing accounts receivable financing to Customer;

•	Termination of release of Uniform Commercial Code filing;

SECTION 7. Additional Collateral Requirements:

Customers will cause an institution acceptable to IBM Credit to issue in favor of IBM Credit an Irrevocable Letter of Credit (ILOC), in the amount of $1,000,000. Such ILOC shall be in a form, and for a term, acceptable to IBM Credit.